UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Streamline Health Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 6, 2021

Dear Fellow Stockholder:

On behalf of the board of directors, I cordially invite you to attend the Special Meeting of Stockholders of Streamline Health Solutions, Inc., which will be held on Thursday, July 29, 2021, commencing at 10:00 a.m., Eastern Time.

As described in the Notice and Proxy Statement accompanying this letter, stockholders of record as of March 29, 2021 (the record date for our annual meeting of stockholders held on May 20, 2021) are being given notice of the Special Meeting but are not entitled to attend the Special Meeting or vote on any matter presented at the Special Meeting unless they were also holders of our common stock as of June 30, 2021, the record date for the Special Meeting.

As a result, if you were a stockholder of record as of March 29, 2021 and June 30, 2021, you may receive two separate packages containing materials relating to the Special Meeting, only one of which contains a proxy card with instructions on how to vote your shares at the Special Meeting. Please look through both packages to find the proxy card.

If you were a stockholder of record as of March 29, 2021 and June 30, 2021, you are entitled to attend the Special Meeting and vote on the matters presented. Accordingly, please refer to the package which contains the proxy card and follow the instructions thereon to vote your shares at the Special Meeting. Your vote on the business to be considered at the Special Meeting is important, regardless of the number of shares you own. To ensure your representation at the Special Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the proxy card or by completing, dating, signing, and returning the enclosed proxy card.

If you have any questions regarding the accompanying Notice or Proxy Statement or need assistance in voting your shares, please contact our proxy solicitor, Alliance Advisors, at (855) 928-4483 or STRM@allianceadvisors.com.

Best Regards,

Thomas J. Gibson

Senior Vice President and Chief Financial Officer